Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

26-17

Contact:	Kip Rupp, CFA, IRC
Sean Eastman
Quanta Services, Inc.
(713) 629-7600

ELLEN RUBIN JOINS QUANTA SERVICES BOARD OF DIRECTORS

Adds Deep Technology Expertise, Executive-Level Leadership and Board Experience

HOUSTON – Sept. 9, 2026 – Quanta Services, Inc. (NYSE: PWR) announced today the appointment of Ellen Rubin to the company’s Board of Directors. She brings deep expertise in a wide range of technology matters, along with executive-level leadership and public company board experience, to Quanta’s board.

Doyle N. Beneby, Quanta Services’ independent Chairman of the Board, commented, “We are pleased to welcome Ellen to the Quanta Services Board of Directors. She is an accomplished technology entrepreneur with deep expertise in AI and cloud computing innovation, technology strategy and cybersecurity risk management, and she brings valuable executive leadership and public company board experience to our boardroom. We look forward to working with Ellen and welcome the perspective she will provide to Quanta.”

Ms. Rubin currently serves as an Operating Partner at Glasswing Ventures LLC, a venture capital firm investing in AI and frontier technologies, a role she has held since January 2025. She previously served as Founder and Chief Executive Officer of Causely, Inc., an AI software company, from January 2022 to August 2024, and as General Manager of Hybrid Cloud Storage Services at Amazon Web Services (a division of Amazon.com, Inc.), a cloud services company, from January 2020 to June 2021. Prior to that, she was Founder and Chief Executive Officer of ClearSky Data, Inc., an enterprise hybrid cloud storage company, from January 2014 to December 2019. Ms. Rubin also serves as a director of Allegion plc (NYSE: ALLE), a global provider of security and access solutions, a role she has held since June 2023.

About Quanta Services

Quanta Services is an industry leader in providing specialized infrastructure solutions to the utility, power generation, load center, communications, pipeline, and energy industries. Quanta’s comprehensive services include designing, installing, repairing and maintaining energy, load center and communications infrastructure. With operations throughout the United States, Canada, Australia and select other international markets, Quanta has the manpower, resources and expertise to safely complete projects that are local, regional, national or international in scope. For more information, visit www.quantaservices.com.

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